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                                                      EXHIBIT 11.0


                            ANALOGY, INC. AND SUBSIDIARIES
                          COMPUTATION OF PER SHARE EARNINGS
                        (In thousands, except per share data)



                                              YEAR ENDED MARCH 31,
                                       --------------------------------------
                                          1997         1996         1995
                                       ----------- ------------ -------------


Net (loss) income                      $ (3,041)     $   826     $  (1,527)
                                       ---------     -------     ----------
                                       ---------     -------     ----------

Net (loss) income per share (1)        $  (0.35)     $  0.11     $   (0.30)
                                       ---------     -------     ----------
                                       ---------     -------     ----------


Weighted average shares outstanding:

Common Stock                              8,584        4,816         4,378

Dilutive stock options and
warrants, using the treasury
stock method
                                             --        3,004           710
                                       ---------     -------     ----------

Shares used in per share
calculations                              8,584        7,820         5,088
                                       ---------     -------     ----------
                                       ---------     -------     ----------



(1) Fully diluted earnings per share is not disclosed on the consolidated statements of operations as it is not more than three percent different from primary earnings per share.